FOR IMMEDIATE RELEASE
                              January 25, 2006


NORFOLK SOUTHERN REPORTS RECORD INCOME
FOR FOURTH QUARTER AND 2005

For fourth quarter 2005:

* Railway operating revenues increased 16 percent to a record
  $2.3 billion.
* Income from railway operations rose 29 percent to a record
  $594 million.
* Net income set a fourth-quarter record of $362 million, or $0.87 per diluted share.
* The railway operating ratio improved 2.6 percentage points to 73.7 percent.

For 2005:

* Railway operating revenues climbed 17 percent to a record
  $8.5 billion.
* Income from railway operations rose 24 percent to a record
  $2.1 billion.
* Net income increased to a record $1.3 billion, or $3.11 per diluted share.
* The railway operating ratio improved 1.5 percentage points to
  75.2 percent.

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) today reported record fourth-quarter net income of $362 million, or $0.87 per diluted share, an increase of 37 percent compared with $264 million, or $0.65 per diluted share, for fourth-quarter 2004.

     Net income for 2005 was a record $1.3 billion, or $3.11 per diluted share, an increase of 39 percent compared with net income of $923 million, or $2.31 per diluted share, for 2004. Results for 2005 included a benefit of $96 million, or $0.23 per diluted share, from the effects of Ohio tax legislation. Net income for 2004 included a $53 million, or $0.13 per diluted share, gain on the Conrail corporate reorganization. Excluding both of these items, 2005 net income would have been $1.2 billion, or $2.88 per diluted share, 36 percent higher than 2004 net income of $870 million, or $2.18 per diluted share.

     "2005 was an extraordinary year for Norfolk Southern, capped by a fourth quarter that reflects the strength of our higher-value transportation products and strategic focus," said Chief Executive Officer Wick Moorman. "Demand for rail transportation was strong throughout the year, and our 2005 financial results reflect record levels of performance throughout our organization.

     "Railway operating revenues were the highest of any year in Norfolk Southern's history. All our commodity groups set revenue records. We posted our best-ever income from railway operations, net income and earnings per share. We set new carloading records, and we continued to significantly improve the railway operating ratio," Moorman said.

     "In a year punctuated by a number of challenges, our people performed remarkably well under trying circumstances to keep freight moving and provide good customer service," he said.

     Railway operating revenues set records for the quarter and the year. For the fourth quarter, revenues increased to $2.3 billion, a 16 percent improvement compared with the same period a year earlier. For 2005, railway operating revenues increased 17 percent to $8.5 billion compared with 2004 results.

	General merchandise revenues climbed to a record $1.2 billion during the quarter, up 16 percent over fourth quarter 2004. Revenues for the year reached a record $4.6 billion, a 13 percent increase compared with the year-earlier period. All of the merchandise markets posted revenue increases for both the quarter and year, primarily due to higher average revenues, including fuel surcharges.

     Coal revenues increased to $524 million in the quarter, up 14 percent over fourth-quarter 2004. For 2005, coal revenues climbed 22 percent to a record $2.1 billion compared with 2004. The revenue gains during both periods were driven by higher average revenues, including fuel surcharges.

     For the fourth quarter, intermodal revenues rose 18 percent to $519 million, the highest of any quarter in Norfolk Southern's history. For the year, revenues reached a record $1.8 billion, a 19 percent increase compared to the same period a year earlier. Total intermodal units transported set fourth-quarter and annual records. The increase in traffic volume and higher average revenues, which included fuel surcharges, boosted the growth.

     Railway operating expenses were $1.7 billion for the quarter, up 12 percent compared to fourth quarter 2004, and $6.4 billion for 2005, an increase of 14 percent compared with the same period a year earlier. Higher diesel fuel prices, costs associated with increased business volume and maintenance activities and, for the year, casualty claims costs, contributed to the increases.

     Income from railway operations was a record $594 million, the highest of any quarter in Norfolk Southern's history, and a record $2.1 billion for 2005, up 29 percent for the quarter and 24 percent for the year compared with results for the same periods of 2004.

     The fourth-quarter operating ratio of 73.7 percent was an improvement of 2.6 percentage points compared with fourth-quarter
2004. For 2005, the operating ratio improved 1.5 percentage points to 75.2 percent.

     Norfolk Southern Chairman David Goode, who retires soon, said, "The year 2005 showed the strength and dedication of Norfolk Southern people and this organization. We handled business demands unimaginable only a few years ago and produced historically good results that benefit customers and investors alike. I leave with a lot of pride in our people and what they have accomplished and even more confidence in what they will do in the future."

     Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

                                    ###

For further information contact:
     (Media) Bob Fort, 757-629-2710, (rcfort@nscorp.com)
     (Investors) Leanne Marilley, 757-629-2861
                 (leanne.marilley@nscorp.com)



______________________________________________________________________


                Norfolk Southern Corporation and Subsidiaries
                      Consolidated Statements of Income
                                (Unaudited)
                       ($ millions except per share)


                                                   Three Months Ended
                                                        Dec. 31,
                                                   ------------------
                                                    2005        2004
                                                    ----        ----
Railway operating revenues:
  Coal                                           $    524    $    459
  General merchandise                               1,214       1,049
  Intermodal                                          519         441
                                                  -------     -------
    TOTAL RAILWAY OPERATING REVENUES                2,257       1,949
                                                  -------     -------

Railway operating expenses:
  Compensation and benefits                           636         592
  Materials, services and rents                       465         436
  Conrail rents and services (note 4)                  32          37
  Depreciation (note 4)                               192         189
  Diesel fuel                                         226         138
  Casualties and other claims                          47          42
  Other                                                65          53
                                                  -------     -------
    TOTAL RAILWAY OPERATING EXPENSES                1,663       1,487
                                                  -------     -------

     Income from railway operations                   594         462

Other income - net                                     31          39
Interest expense on debt                             (121)       (126)
                                                  -------     -------
     Income before income taxes                       504         375

Provision for income taxes:
  Current                                              69          23
  Deferred                                             73          88
                                                  -------     -------
    Total income taxes                                142         111
                                                  -------     -------
    NET INCOME                                   $    362    $    264
                                                  =======     =======

Earnings per share:
  Basic                                          $   0.89    $   0.66
  Diluted                                        $   0.87    $   0.65

Average shares outstanding (000's):
  Basic                                           407,481     398,723
  Diluted                                         416,953     406,810

See notes to consolidated financial statements.

---------------------------------------------------------------------
                Norfolk Southern Corporation and Subsidiaries
                      Consolidated Statements of Income
                                (Unaudited)
                       ($ millions except per share)


                                                      Years Ended
                                                        Dec. 31,
                                                    ----------------
                                                    2005        2004
                                                    ----        ----
Railway operating revenues:
  Coal                                           $  2,115    $  1,728
  General merchandise                               4,586       4,047
  Intermodal                                        1,826       1,537
                                                  -------     -------
    TOTAL RAILWAY OPERATING REVENUES                8,527       7,312
                                                  -------     -------

Railway operating expenses:
  Compensation and benefits                         2,493       2,272
  Materials, services and rents                     1,809       1,601
  Conrail rents and services (note 4)                 129         319
  Depreciation (note 4)                               774         598
  Diesel fuel                                         727         449
  Casualties and other claims (note 3)                224         151
  Other                                               254         220
                                                  -------     -------
    TOTAL RAILWAY OPERATING EXPENSES                6,410       5,610
                                                  -------     -------

     Income from railway operations                 2,117       1,702

Other income - net (note 4)                            74          89
Interest expense on debt                             (494)       (489)
                                                  -------     -------
     Income before income taxes                     1,697       1,302

Provision for income taxes:
  Current                                             336         179
  Deferred (note 2)                                    80         200
                                                  -------     -------
    Total income taxes                                416         379
                                                  -------     -------
    NET INCOME (note 1)                          $  1,281    $    923
                                                  =======     =======

Earnings per share:
      Basic                                      $   3.17    $   2.34
      Diluted                                    $   3.11    $   2.31

Average shares outstanding (000's):
      Basic                                       404,170     394,201
      Diluted                                     412,291     399,327

See notes to consolidated financial statements.

---------------------------------------------------------------------
              Norfolk Southern Corporation and Subsidiaries
                       Consolidated Balance Sheets
                              (Unaudited)
                              ($ millions)

                                                   As of Dec. 31,
                                                2005             2004
                                                ----             ----
ASSETS
Current assets:
  Cash, cash equivalents and
    short-term investments                  $  1,257         $    669
  Accounts receivable - net (note 3)             931              767
  Materials and supplies                         132              104
  Deferred income taxes                          167              187
  Other current assets                           163              240
                                             -------          -------
    Total current assets                       2,650            1,967

  Investments                                  1,590            1,499

  Properties less accumulated depreciation    20,705           20,526

  Other assets (note 3)                          916              758
                                             -------          -------
    TOTAL ASSETS                            $ 25,861         $ 24,750
                                             =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable (note 3)                 $  1,163         $  1,090
  Income and other taxes                         231              210
  Other current liabilities                      213              239
  Current maturities of long-term debt           314              662
                                             -------          -------
    Total current liabilities                  1,921            2,201

Long-term debt (note 5)                        6,616            6,863

Other liabilities (note 3)                     1,415            1,146

Deferred income taxes                          6,620            6,550
                                             -------          -------
    TOTAL LIABILITIES                         16,572           16,760
                                             -------          -------
Stockholders' equity:
  Common stock $1.00 per share par value         431              421
  Additional paid-in capital                     992              728
  Unearned restricted stock                      (17)              (8)
  Accumulated other comprehensive loss           (77)             (24)
  Retained income                              7,980            6,893
                                             -------          -------
                                               9,309            8,010

  Less treasury stock at cost, 20,833,125
    and 20,907,125 shares, respectively          (20)             (20)
                                             -------          -------
    TOTAL STOCKHOLDERS' EQUITY                 9,289            7,990
                                             -------          -------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                   $ 25,861         $ 24,750
                                             =======          =======

See notes to consolidated financial statements.

-----------------------------------------------------------
              Norfolk Southern Corporation and Subsidiaries
                  Consolidated Statements of Cash Flow
                              (Unaudited)
                              ($ millions)


                                                        Years Ended Dec. 31,
                                                         2005         2004
                                                         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                           $1,281        $ 923
  Reconciliation of net income to
   net cash provided by operating activities:
    Depreciation                                          787          609
    Deferred income taxes                                  80          200
    Equity in earnings of Conrail                         (37)         (54)
    Gain on Conrail corporate reorganization (note 4)      --          (53)
    Gains on properties and investments                   (51)         (46)
    Changes in assets and liabilities
     affecting operations:
       Accounts receivable                                (94)         (71)
       Materials and supplies                             (28)         (12)
       Other current assets                                20          (18)
       Current liabilities other than debt                 55          126
       Other - net                                         92           57
                                                        -----        -----
        Net cash provided by operating activities       2,105        1,661

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                   (1,025)      (1,041)
  Property sales and other transactions                   110           75
  Investments, including short-term                    (1,822)        (396)
  Investment sales and other transactions                 910          117
                                                        -----        -----
        Net cash used for investing activities         (1,827)      (1,245)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends                                              (194)        (142)
  Common stock issued - net                               194          162
  Proceeds from borrowings (note 6)                       433          202
  Debt repayments (note 5)                               (889)        (455)
                                                        -----        -----
        Net cash used for financing activities           (456)        (233)
                                                        -----        -----
        Net (decrease) increase in cash
           and cash equivalents                          (178)         183

CASH AND CASH EQUIVALENTS:
  At beginning of year                                    467          284
                                                        -----        -----
  At end of year                                          289          467

SHORT-TERM INVESTMENTS AT END OF YEAR                     968          202
                                                        -----        -----

CASH, CASH EQUIVALENTS AND SHORT-TERM
  INVESTMENTS AT END OF YEAR                           $1,257        $ 669
                                                        =====        =====

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
  Cash paid during the year for:
    Interest (net of amounts capitalized)               $ 485        $ 483
    Income taxes (net of refunds)                       $ 271        $ 146

See notes to consolidated financial statements.

--------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. SETTLEMENTS OF COAL RATE CASES -
   During the second quarter of 2005, NS entered into settlement agreements with two utility customers that resolved their rail transportation rate cases before the Surface Transportation Board
   (STB). In 2002, Duke Energy (Duke)and Carolina Power & Light (CP&L) each filed rate reasonableness complaints with the STB.
   In October 2004, the STB found NS' rates to be reasonable in both cases, and at the STB's invitation, Duke and CP&L each initiated proceedings to determine if phasing constraints should apply.
   As a result of the settlements, NS recognized additional revenue related to the period in dispute, which net of associated expenses and income taxes increased second-quarter net income by $24 million, or 6 cents per diluted share.

2. REDUCTION OF DEFERRED TAXES -
   In the second quarter of 2005, Ohio enacted tax legislation that phases out its Corporate Franchise Tax, which was generally based on federal taxable income, and phases in a new gross receipts tax called the Commercial Activity Tax, which is based on current year sales and rentals. The elimination of the Corporate Franchise
   Tax resulted in a reduction of NS' deferred income tax liability in the second quarter, as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which increased net income by $96 million, or 23 cents per diluted share.

3. GRANITEVILLE DERAILMENT -
   In the first quarter of 2005, NS recorded a liability related to the Jan. 6, 2005, derailment in Graniteville, SC. The liability, which includes a current and long-term portion, represents NS' best estimate based on current facts and circumstances. The estimate includes amounts related to business property damage and other economic losses, personal injury and individual property damage claims as well as third-party response costs.
   NS' commercial insurance policies are expected to cover expenses related to this derailment above NS' self-insured retention, including its own response costs and legal fees. Accordingly, the Consolidated Balance Sheet reflects a current and long-term receivable for estimated recoveries from its insurance carriers.

   Results for the year include approximately $41 million of expenses related to this incident, which represents NS' retention under its insurance policies and other uninsured costs, and which reduced net income by approximately $24 million, or 6 cents per diluted share.

   While it is reasonable to expect that the liability for covered losses could differ from the amount recorded, such a change would be offset by a corresponding change in the recovery receivable.
   As a result, NS does not believe that it is reasonably likely that its net loss (the difference between the liability and future recoveries) will be materially different than the loss recorded in 2005. NS expects at this time that insurance coverage is adequate to cover potential claims and settlements above its self-insurance retention.

4. CONRAIL CORPORATE REORGANIZATION -
   On August 27, 2004, NS, CSX and Conrail completed a corporate reorganization of Conrail that resulted in the direct ownership and control by Norfolk Southern Railway Company (NSR) of routes and assets that had previously been operated by NSR under operating and lease agreements with a Conrail subsidiary.

   As a part of the reorganization, NSR issued new unsecured debt obligations, which were exchanged for unsecured debt obligations of Consolidated Rail Corporation (CRC), a Conrail subsidiary.
   In addition, NSR entered into new lease and sublease arrangements with CRC to support CRC's secured debt and lease obligations, and the long-term note due to Conrail was eliminated. The reorganization did not affect the Shared Assets Areas, which continue to be owned and operated by CRC. After the reorganization, "Conrail rents and services" reflects only the expenses associated with the Shared Assets Areas, and other expenses (primarily the depreciation related to the routes and assets)are reflected in their respective line items.

   This distribution resulted in a net gain of $53 million, which is included in Other income-net on the Consolidated Statement of Income. The gain increased net income by $53 million, or 13 cents per diluted share.

5. DEBT EXCHANGE -
   In the second quarter of 2005, NS issued $717 million of new unsecured notes ($350 million at 5.64% due 2029 and $367 million at 5.59% due 2025) and paid $218 million of premium in exchange for $717 million of its previously issued unsecured notes ($350 million at 7.8% due 2027, $200 million at 7.25% due 2031, and $167 million at 9.0% due 2021). The $218 million cash premium payment is reflected as a reduction of debt in the Consolidated Balance
   Sheet and Statement of Cash Flows and will be amortized as additional interest expense over the terms of the new debt.

6. PAYMENTS TO CONRAIL -
   Payments made to Conrail in accordance with the operating and lease agreements in place before the Conrail corporate reorganization (see note 4) reduced NS' "Net cash provided by operating activities." A significant portion of these payments was borrowed back from a Conrail subsidiary. The net borrowings were included in NS' "Net cash used for financing activities" and totaled $118 million in 2004.